Exhibit 10.10

Prepared by:

/s/ John N. Malyska
John N. Malyska, Esq.

MORTGAGE AND SECURITY AGREEMENT

ON PROPERTY IN BERLIN, CAMDEN COUNTY, NEW JERSEY

GIVEN BY

PROCATH CORPORATION

SUBORDINATION OF LEASE

AND

CONSENT TO ALL TERMS AND CONDITIONS OF MORTGAGE

GIVEN BY

EP MEDSYSTEMS, INC.

Date:	as of February 28, 2008

MORTGAGEE:	KELTIC FINANCIAL PARTNERS, LP, a Delaware limited partnership, with a place of business at 580 White Plains Road, Suite 610, Tarrytown, New York 10591

MORTGAGOR:	PROCATH CORPORATION, a New Jersey corporation bearing federal employer identification number 22-3261466 and New Jersey state organizational number 0100568383 and having its principal place of business at 575 Route 73 North, Building D, Township of West Berlin, Camden County, New Jersey 08091

EACH A BORROWER, COLLECTIVELY
BORROWERS:	EP MEDSYSTEMS, INC., a New Jersey corporation bearing federal employer identification number 22-3212190 and New Jersey state organizational number 0100541773 and having its principal place of business at 575 Route 73 North, Building D, Township of West Berlin, Camden County, New Jersey 08091

and

PROCATH CORPORATION, a New Jersey corporation bearing federal employer identification number 22-3261466 and New Jersey state organizational number 0100568383 and having its principal place of business at 575 Route 73 North, Building D, Township of West Berlin, Camden County, New Jersey 08091

MORTGAGED	Municipality:	Township of Berlin
PREMISES	County:	Camden
	State:	New Jersey 08091

	Common Name:	575 Route 73 North, Building D, Township of West Berlin, Camden County, New Jersey 08091

	Tax Map Designation:	Tract One: Tax Block 1002, Lot 6CD1
Tract Two: Tax Block 1002, Lot 6CD2
Tract Three: Tax Block 1002, Lot 6CD3
Tract Four: Tax Block 1002, Lot 6CD4
Tract Five: Tax Block 1002, Lot 6CD6
Tract Six: Tax Block 1002, Lot 6CD6
Township of Berlin
Camden County, New Jersey 08091

	Legal Designation:	Attached hereto as Schedule “A”

1. DEBT; LOAN DOCUMENTS.

1.1 (a) Borrowers are jointly and severally indebted to Mortgagee in the principal sum of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00), or so much thereof that may be outstanding from time to time, together with interest thereon, the foregoing being owed under a certain revolving line of credit in the amount of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00) (such revolving line of credit, together with all extensions, modifications [including modifications increasing or decreasing the amount thereof], refinancings, replacements, renewals and/or redatings thereof, being hereinafter collectively called the “Revolving Loan”).

(b) The Revolving Loan is evidenced by that certain promissory note entitled “Revolving Note” and dated as of even date herewith in the face amount of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00), jointly and severally executed by Borrowers (such note, together with all extensions, modifications [including modifications increasing or decreasing the amount thereof], refinancings, replacements, renewals and/or redatings thereof, being hereinafter collectively called the “Revolving Note”).

(c) The Revolving Loan indebtedness evidenced by the Revolving Note has been advanced pursuant to a Revolving/Term Loan Agreement by and among Borrowers and Mortgagee dated as of even date herewith and a General Security Agreement by and among Borrowers and Mortgagee also dated as of even date herewith (such Revolving/Term Loan Agreement and such General Security Agreement, together with all extensions, modifications [including modifications increasing or decreasing the amount of any financial accommodation provided thereunder], refinancings, replacements, renewals and/or redatings thereof, being hereinafter collectively called the “Loan Agreement”).

1.2 (a) Borrowers are also jointly and severally indebted to Mortgagee in the original principal sum of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00), together with interest thereon, the foregoing being owed under a certain term loan in the amount of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00), such term loan, together with all extensions, modifications [including modifications increasing or decreasing the amount thereof], refinancings, replacements, renewals and/or redatings thereof, being hereinafter collectively called the “Term Loan”.

(b) The Term Loan is evidenced by that certain promissory note entitled “Term Note” and dated as of even date herewith in the original principal amount of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00), jointly and severally executed by Borrowers (such note, together with all extensions, modifications [including modifications increasing or decreasing the amount thereof], refinancings, replacements, renewals and/or redatings thereof, being hereinafter collectively called the “Term Note”).

(c) The Term Loan indebtedness evidenced by the Term Note has been advanced in accordance with and pursuant to the Loan Agreement.

1.3 The Term Loan and the Revolving Loan (together with all extensions, modifications [including modifications increasing or decreasing the amount thereof], refinancings, replacements, renewals and/or redatings of either and/or both thereof) are hereinafter collectively called the “Loans”).

1.4 The Term Note and the Revolving Note (together with all extensions, modifications [including modifications increasing or decreasing the amount thereof], refinancings, replacements, renewals and/or redatings of either and/or both thereof) are hereinafter collectively called the “Notes”.

1.5 As security for the payment and performance to Mortgagee of the Loans and the Notes and the other Obligations (as more fully defined below and specifically including therein the definition of “Obligations” as set forth in the Loan Agreement), hereinafter collectively the “Obligations”, Borrowers have provided Mortgagee with the collateral and security described in or accompanying the Loan Agreement.

1.6 As additional security for the payment and performance to Mortgagee of the Loans and the Notes and the other Obligations, each Borrower as a primary obligor and not as a mere surety has in the Loan Agreement absolutely, unconditionally and irrevocably guaranteed to Mortgagee the other Borrower’s punctual payment and performance of the Loans and the Notes and the other Obligations, each such guaranty, together with all extensions, modifications, refinancings, replacements, renewals and/or redatings thereof, being hereinafter collectively called the “Guaranty”;

1.7 (a) As a condition to Mortgagee’s extension of the Revolving Loan, Mortgagee has required that Mortgagor secure with this Mortgage and Security Agreement (this “Mortgage”) on the Mortgaged Premises defined below both (1) the payment and performance of the Loans and the Notes and the other Obligations and (2) Mortgagor’s obligations under its Guaranty.

(b) In satisfaction of such condition, Mortgagor now gives this Mortgage to secure the payment and performance of the Loans and the Notes and the other Obligations as well as Mortgagor’s obligations under the Guaranty.

1.8 Terms not defined herein shall have the meaning given those terms in the Loan Agreement.

1.9 This Mortgage, the Loan Agreement, the Guaranty, the Notes and all other guarantees, documents, certificates and instruments executed in connection therewith, and all extensions, modifications, refinancings, replacements, renewals and/or redatings of any of the foregoing, are sometimes hereinafter referred to collectively as the “Loan Documents” or individually as a “Loan Document”. The terms of the Loan Documents are hereby made a part of this Mortgage to the same extent and with the same effect as if fully set forth herein.

1.10 The consideration for this Mortgage is the present and/or future advancements and re-advancement of funds to Borrowers by Mortgagee which advancements and/or re-advancements Mortgagee makes in accordance with the provisions of the Loan Agreement and/or the Notes, and this Mortgage shall secure any and all such future advancements and re-advancements and the lien of each such advancement and re-advancement shall relate back to the date of this Mortgage and this Mortgage shall have the full force, effect and benefits of an indenture to secure future advancements and re-advancements of money.

2. OBLIGATIONS; GRANT OF MORTGAGE.

2.1 Each and all of the following are hereinafter collectively called the “Obligations”:

(a)	the repayment of all sums, including principal, interest and any amounts, now or hereafter due from Borrowers under the Revolving Loan and the Revolving Note;

(b)	the repayment of all sums, including principal, interest and any amounts, now or hereafter due from Borrowers under the Term Loan and the Term Note;

(c)	the repayment of all sums, including principal, interest and any amounts, now or hereafter due under the Guaranty;

(d)	the repayment of all sums now or hereafter due under this Mortgage (and all extensions, modifications, refinancings, replacements, renewals and/or redatings hereof made from time to time hereafter);

(e)	the repayment of all sums, including principal, interest and any amounts, now or hereafter due under any of the other Loan Documents;

(f)	the performance of all terms, conditions and covenants now or hereafter set forth in the Loan Documents;

(g)	the payment and performance of all other loans, advances, debts, liabilities, obligations, covenants and duties owing to Mortgagee by Mortgagor and/or either Borrower, whether jointly or severally, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether or not arising under the Loan Agreement, the other Loan Documents or under any other agreement or by operation of law, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guaranteeing or confirming of a letter of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by purchase or assignment), absolute or contingent, due or to become due, now due or hereafter arising and howsoever acquired including, without limitation, all interest, charges, expenses, commitment, facility, collateral management or other fees, attorneys’ fees and expenses, consulting fees and expenses and any other sum chargeable to Mortgagor and/or either Borrower, whether jointly or severally, and whether under the Loan Agreement, the other Loan Documents or any other agreement with Mortgagee.

2.2 To secure the payment and performance of each and all of the Obligations, Mortgagor has mortgaged, granted and conveyed and by these presents does hereby mortgage, grant and convey to Mortgagee, its successors and assigns, all of Mortgagor’s right, title and interest now owned or hereafter acquired in and to each of the following (collectively, the “Mortgaged Premises”):

(a)	all those certain tracts of land set forth above as the Mortgaged Premises and more particularly described in Schedule “A” attached hereto and made a part hereof (collectively the “Real Estate”);

(b)	any and all buildings and improvements now or hereafter erected on, under or over the Real Estate (the “Improvements”);

(c)	any and all fixtures, machinery, equipment and other articles of personal property, belonging to Mortgagor, at any time now or hereafter installed in, attached to or situated in or upon the Real Estate, or the buildings and improvements now or hereafter erected thereon, or used or intended to be used in connection with the Real Estate, or in the operation of the buildings and improvements, plant, business or dwelling situate thereon, whether or not such personal property is or shall be affixed thereto, and all replacements, substitutions and proceeds of the foregoing (all of the foregoing herein called the “Service Equipment”), including without limitation: (1) all appliances, furniture and furnishings; all articles of interior decoration, floor, wall and window coverings; all office, restaurant, bar, kitchen and laundry fixtures, utensils, appliances and equipment; all supplies, tools and accessories; all storm and screen windows, shutters, doors, decorations, awnings, shades, blinds, signs, trees, shrubbery and other plantings; (2) all building service fixtures, machinery and equipment of any kind whatsoever; all lighting, heating, ventilating, air conditioning, refrigerating, sprinkling, plumbing, security, irrigating, cleaning, incinerating, waste disposal, communications, alarm, fire prevention and extinguishing systems, fixtures, apparatus, machinery and equipment; all elevators, escalators, lifts, cranes, hoists and platforms; all pipes, conduits, pumps, boilers, tanks, motors, engines, furnaces and compressors; all dynamos, transformers and generators; (3) all building materials, building machinery and building equipment delivered on site to the Real Estate during the course of, or in connection with any construction or repair or renovation of the buildings and improvements thereon; (4) all parts, fittings, accessories, accessions, substitutions and replacements therefor and thereof; and (5) all files, books, ledgers, reports and records relating to any of the foregoing;

(d)

any and all leases, subleases, tenancies, licenses, occupancy agreements or agreements to lease all or any portion of the Real Estate, Improvements, Service Equipment or all or any other portion of the Mortgaged Premises and all extensions, renewals, amendments, modifications and replacements thereof, and any options, rights of first refusal or guarantees relating thereto (collectively, the “Leases”); all rents, income, receipts, revenues, security deposits, escrow accounts, reserves, issues, profits, awards and payments of any kind payable under the Leases or otherwise arising from the Real Estate, Improvements, Service Equipment or all or any other portion of the Mortgaged Premises including, without limitation, minimum rents, additional rents, percentage rents, parking, maintenance and deficiency rents (collectively, the “Rents”); all of the following personal property (collectively referred to as the “Contracts”): all accounts, general intangibles and contract rights (including any right to payment thereunder, whether or not earned by performance) of any nature relating to the ownership or operation of the Real Estate, Improvements, Service Equipment or all or any other portion of the Mortgaged Premises or the use, occupancy, maintenance, construction, repair or operation thereof; all management agreements, franchise agreements, utility agreements and deposits, building service contracts, maintenance contracts, construction contracts and architect’s agreements; all maps, plans, surveys and specifications; all warranties and guaranties; all permits, licenses and approvals; and all insurance policies, books of account and other documents, of whatever kind or character, relating to the use, construction upon, occupancy, leasing, sale or operation of the Real Estate, Improvements, Service Equipment or all or any other portion of the Mortgaged Premises;

(e)	any and all estates, rights, tenements, hereditament, privileges, easements, reversions, remainders and appurtenances of any kind benefiting or appurtenant to the Real Estate, Improvements or all or any other portion of the Mortgaged Premises; all means of access to and from the Real Estate, Improvements or all or any other portion of the Mortgaged Premises, whether public or private; all streets, alleys, passages, ways, water courses, water and mineral rights relating to the Real Estate, Improvements or all or any other portion of the Mortgaged Premises; all rights of Mortgagor as declarant or unit owner under any declaration of condominium or association applicable to the Real Estate, Improvements or all or any other portion of the Mortgaged Premises including, without limitation, all development rights and special declarant rights; and all other claims or demands of Mortgagor, either at law or in equity, in possession or expectancy of, in, or to the Real Estate, Improvements or all or any other portion of the Mortgaged Premises (all of the foregoing described in this Section herein called the “Appurtenances”); and

(f)

any and all “proceeds” of any of the above-described Real Estate, Improvements, Service Equipment, Leases, Rents, Contracts and Appurtenances, which term “proceeds” shall have the meaning given to it in the New Jersey Uniform Commercial Code (collectively, the “Proceeds”) and shall additionally include whatever is received upon the use, lease, sale, exchange, transfer, collection or other utilization or any disposition or conversion of any of the Real Estate, Improvements, Service Equipment, Leases, Rents, Contracts and Appurtenances, voluntary or involuntary, whether cash or non-cash, including proceeds of insurance and condemnation awards, rental or lease payments, accounts, chattel paper, instruments, documents, contract rights, general intangibles, equipment and inventory.

TO HAVE AND TO HOLD the above granted and conveyed Mortgaged Premises unto and to the proper use and benefit of Mortgagee, its successors and assigns, forever.

3. FUTURE ADVANCES. This Mortgage shall secure any additional loans as well as any and all present or future advances and readvances under the Obligations made by Mortgagee to or for the benefit of Mortgagor and/or either Borrower and/or the Mortgaged Premises, including, without limitation: (a) principal, interest, late charges, fees and other amounts due under the Obligations or this Mortgage; (b) all advances by Mortgagee to Mortgagor and/or either Borrower or, to the extent permitted by any Loan Documents, any other person to pay costs of erection, construction, alteration, repair, restoration, maintenance and completion of any improvements on the Mortgaged Premises; (c) all advances made or costs incurred by Mortgagee for the payment of real estate taxes, assessments or other governmental charges, maintenance charges, insurance premiums, appraisal charges, environmental inspection, audit, testing or compliance costs, and costs incurred by Mortgagee for the enforcement and protection of the Mortgaged Premises or the lien of this Mortgage; and (d) all legal fees, costs and other expenses incurred by Mortgagee by reason of any default or otherwise by Mortgagor and/or either Borrower in connection with the Obligations. Mortgagor agrees that if, at any time during the term of this Mortgage or following a foreclosure hereof, Mortgagor and/or either Borrower fails to perform or observe any covenant or obligation under this Mortgage including, without limitation, payment of any of the foregoing, Mortgagee may (but shall not be obligated to) take such steps as are reasonably necessary to remedy any such nonperformance or nonobservance and provide payment thereof. All amounts advanced by Mortgagee pursuant to the Loan Documents shall be added to the amount secured by this Mortgage and the other Loan Documents, and shall be due and payable on demand, together with interest at the Default Rate set forth in the Term Note or the Revolving Note (whichever is higher), such interest to be calculated from the date of such advance to the date of repayment thereof. Mortgagor’s obligations hereunder shall be continuing and shall survive notwithstanding a foreclosure of this Mortgage. By their execution of this Agreement, Mortgagor (in its capacity as a Borrower under the Loan Agreement) and Borrower EP MEDSYSTEMS, INC. (signing this Mortgage so as to consent to all the terms and conditions of this Mortgage and to subordinate its leasehold estate in the Mortgaged Premises) hereby authorize Mortgagee (as “Lender” under the Loan Agreement) to effect payment of the above in the manner specified in Section 3.9 of the Loan Agreement.

4. ASSIGNMENT OF LEASES.

4.1 (a) Mortgagor hereby conveys, transfers and assigns to Mortgagee all Leases and Rents. This conveyance, transfer and assignment are intended to be and shall constitute an unconditional, absolute and present assignment from Mortgagor to Mortgagee of all of Mortgagor’s right, title and interest in and to the Leases and Rents (subject to subsections (b) and (c) hereof), and not an assignment in the nature of a pledge of such Leases and Rents or the mere grant of a security interest therein. This conveyance, transfer and assignment are effective immediately and shall continue in effect until the Obligations are paid in full and this Mortgage is canceled or discharged of record. Notwithstanding the foregoing, so long as no Event of Default (as defined below) exists, Mortgagor shall have the privilege under a revocable license granted hereby to operate and manage the Mortgaged Premises and to collect, as they become due, but not prior to accrual, the Rents. Such license granted to Mortgagor shall be immediately revoked without further notice or demand upon the occurrence of an Event of Default. In such event, Mortgagor shall receive and hold such Rents, as well as the privilege and license to receive such Rents, in trust as a fund to be applied, and Mortgagor hereby covenants and agrees that such Rents shall be so applied, first to the operation, maintenance and repair of the Mortgaged Premises and the payment of interest, principal and other sums becoming due under the Obligations, before retaining and/or disbursing any part of the Rents for any other purpose.

(b) Notwithstanding any legal presumption to the contrary, Mortgagee shall not be obligated by reason of its acceptance of any Rent to perform any obligation of Mortgagor under any of the Leases, and Mortgagee shall not, prior to Mortgagee’s entry upon and actually taking physical possession of the Mortgaged Premises, be deemed a mortgagee in possession.

(c) This conveyance, transfer and assignment and/or the collection by Mortgagee of Rents hereunder are not intended, and they shall not be construed, to operate to place responsibility upon Mortgagee for: (1) the control, care, operation, management or repair of the Mortgaged Premises; (2) the performance of any of the terms or conditions of the Leases; (3) any waste committed on, or any dangerous or defective condition at the Mortgaged Premises unless caused by Mortgagee; or (4) any negligence in the control, care, operation, management or repair of the Mortgaged Premises, resulting in loss or injury or death to any tenant, licensee, employee or other person or loss of or damage to the Mortgaged Premises of any of the foregoing unless caused by Mortgagee; it being the intent of the parties that the responsibility and liability for the aforesaid matters shall remain solely with Mortgagor. Mortgagee assumes no liability for any security deposited with Mortgagor by any tenant unless and until such deposits are specifically transferred and delivered to Mortgagee.

4.2 Mortgagor represents and warrants to Mortgagee as follows: (a) Mortgagor has title to and full right to assign presently, absolutely and unconditionally the Leases and the Rents thereunder; (b) no other assignment of any interest in any of the Leases or Rents has been made; (c) there are no leases or agreements to lease all or any portion of such Mortgaged Premises now in effect, except Borrower EP MEDSYSTEMS, INC., leases/occupies the entirety of the Mortgaged Premises without benefit of any lease agreement, all of which lease/occupancy rights have been made subordinate to this Mortgage by the Subordination of Lease given below by Borrower EP MEDSYSTEMS, INC.; (d) to Mortgagor’s knowledge, Mortgagor has not done anything which might prevent Mortgagee from or limit Mortgagee in operating under or exercising the rights granted to Mortgagee hereunder; (e) Mortgagor has not accepted Rent or occupancy charges from Borrower EP MEDSYSTEMS, INC., more than thirty (30) days in advance of its accrual, and payment thereof has not otherwise been forgiven, discounted or compromised; and (f) Mortgagor has not received any security funds or deposits from Borrower EP MEDSYSTEMS, INC.

4.3 Mortgagor covenants and agrees that Mortgagor will perform all of its obligations, as landlord, under the Leases and will enforce the performance by tenants of all of their respective obligations under the Leases, and will not do or permit to be done anything to impair the enforceability thereof.

4.4 (a) Mortgagor covenants and agrees that Mortgagor will not, without the prior written consent of Mortgagee in each instance: (1) accept or collect the Rent under any Lease more than one month in advance of the due date thereof; (2) discount, forgive, encumber or assign the Rents or any part thereof or any Lease or any interest therein; (3) enter into a written lease agreement with Borrower EP MEDSYSTEMS, INC.; (4) subordinate any Lease to any mortgage (except for this Mortgage) or other encumbrance; (5) consent to any assignment of or subletting under any Lease; (6) cancel or terminate any Lease or accept a surrender thereof; (7) release any guarantor or surety of any tenant’s obligations under any of the Leases; or (8) enter into any Lease subsequent to the date hereof.

(b) Any of the foregoing acts, if done without the prior written consent of Mortgagee in each instance, shall be null and void.

4.5 Mortgagor covenants and agrees to furnish to Mortgagee, upon prior written request, but in no event more than three times per calendar year: (a) a complete list, as of the date of such request, of all existing Leases and the Rents payable thereunder, and providing such further detail as Mortgagee may reasonably request; (b) executed or certified copies of all existing Leases and any modifications or amendments thereto; and (c) specific, separate assignments of any future Leases duly executed and acknowledged by Mortgagor.

4.6 Mortgagee may elect, at its sole option (upon prior written notice prior to the occurrence of an Event of Default but without notice after the occurrence of an Event of Default), and without releasing Mortgagor from any obligation hereunder or under the Leases, to discharge any obligation under the Leases which Mortgagor fails to discharge, including without limitation, defending, at its own cost and expense, any action brought against Mortgagor or Mortgagee with respect thereto, and all sums expended by Mortgagee in connection therewith, including costs, expenses and reasonable attorneys’ fees, shall be included in the Obligations, and shall be due and payable on demand, together with interest from the date of default at the Default Rate set forth in the Revolving Note or the Term Note (whichever is higher), such interest to be calculated from the date of such advance to the date of repayment thereof. This Section shall survive the repayment of the Obligations and the release or discharge of this Mortgage.

5. SECURITY AGREEMENT. This Mortgage constitutes a security agreement under the New Jersey Uniform Commercial Code (the “Code”) and shall be deemed to constitute a fixture financing statement. Mortgagor hereby grants to Mortgagee a security interest in the personal and other property included in the Mortgaged Premises, and all replacements of, substitutions for, and additions to, such property, and the proceeds thereof. Mortgagor hereby authorizes Mortgagee, at Mortgagee’s expense, to execute, deliver, file and refile any financing or continuation statements or other security agreements Mortgagee may require from time to time to perfect, confirm or maintain the lien of this Mortgage with respect to such property. Without limiting the foregoing, Mortgagor hereby irrevocably appoints Mortgagee attorney-in-fact for the foregoing purposes, which appointment, being for security, is coupled with an interest and shall be irrevocable.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS.

6.1 Payment and Performance. Mortgagor and/or Borrowers shall (a) pay to Mortgagee all sums required to be paid by Mortgagor and/or either Borrower under the Loan Documents, in accordance with their stated terms and conditions; (b) perform and comply with all terms, conditions and covenants set forth in this Mortgage; and (c) perform and comply with all of Mortgagor’s obligations and duties as landlord under any Leases.

6.2 Seisin and Warranty. Mortgagor is seized of an indefeasible estate in fee simple in, and warrants the title to, the Mortgaged Premises; has good and valid title to all rents, issues and profits therefrom, and has the right, full power and lawful authority to grant, convey and assign the same to Mortgagee in the manner and form set forth herein; and this Mortgage is a valid and enforceable first lien on the Mortgaged Premises. Mortgagor hereby covenants that Mortgagor shall (a) preserve such title and the validity and priority of the lien of this Mortgage and shall defend the same to Mortgagee against all lawful claims whatsoever; and (b) execute, acknowledge and deliver all such further documents or assurances, and cause to be done all such further acts as may at any time hereafter be reasonably required by Mortgagee to protect fully the lien of this Mortgage.

6.3 Insurance.

(a) Mortgagor shall obtain and maintain at all times throughout the term of this Mortgage the following insurance in amounts, with deductibles and with companies reasonably satisfactory to Mortgagee from time to time: (1) comprehensive general public liability insurance covering all operations of Mortgagor; (2) “All-Risk” fire and extended coverage hazard insurance (together with vandalism and malicious mischief endorsements) in an aggregate amount not less than 100% of the full insurable replacement value of the Mortgaged Premises, including coverage for loss of contents owned by Mortgagor; (3) during the course of any construction, reconstruction, remodeling or repair of Improvements on the Mortgaged Premises, builders’ all-risk extended coverage insurance in amounts based upon the completed replacement value of the Improvements (excluding roads, foundations, parking areas, paths, walkways and like improvements), including coverage for loss of contents and endorsed to provide that occupancy by any person shall not void such coverage; (4) if the Mortgaged Premises are required to be insured pursuant to the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1968, and the regulations promulgated thereunder, flood insurance in an amount at least equal to the lesser of the outstanding principal balance of this Mortgage or the maximum limit of coverage available; and (5) such other insurance as Mortgagee may reasonably require, including without limitation, environmental liability insurance.

(b) Each insurance policy required under this Section shall be written by an insurance company authorized or licensed to do business in New Jersey having an Alfred M. Best Company, Inc. rating of A or higher and a financial size category of not less than VII, and shall be on such forms and written by such companies as shall be reasonably approved by Mortgagee.

(c) Each insurance policy required under this Section providing insurance against loss or damage to property, business interruption or rent loss shall be written or endorsed so as to (1) name Mortgagee as mortgagee under a New Jersey standard mortgagee or secured party endorsement, as the case may be, or its equivalent; and (2) for other than claims payable to third parties for bodily injury sustained by any such third party (which will be made payable to such third parties), make all losses payable directly to Mortgagee, without contribution.

(d) Each insurance policy required under this Section providing public liability coverage shall be written and endorsed so as to name Mortgagee as a certificate holder with thirty (30) days prior written notice of cancellation.

(e) Each insurance policy required under this Section shall contain a provision (1) requiring the insurer to notify Mortgagee, in writing and at least thirty (30) days in advance, of any cancellation or material change in the policy; (2) waiving all rights of setoff, counterclaim, deduction or subrogation against Mortgagor; and (3) excluding Mortgagee from the operation of any coinsurance clause.

(f) At least thirty (30) days prior to the expiration of any insurance policy, Mortgagor shall furnish evidence satisfactory to Mortgagee that such policy has been renewed or replaced.

(g) Mortgagor shall not take out any separate or additional insurance with respect to the Mortgaged Premises which is contributing in the event of loss unless approved by Mortgagee and in conformity with the requirements of this Section.

(h) Notwithstanding the foregoing, in the event that Mortgagor fails to maintain insurance in accordance with this Section, and Mortgagee elects to obtain insurance to protect its interests hereunder, Mortgagee may obtain insurance in any amount and of any type Mortgagee deems appropriate to protect Mortgagee’s interest only and Mortgagee shall have no duty or obligation to Mortgagor to maintain insurance in any greater amount or of any other type for the benefit of Mortgagor. All insurance premiums incurred or paid by Mortgagee shall be at Mortgagor’s sole cost and expense in accordance with Section 3 hereof. Mortgagee’s election to obtain insurance shall not be deemed to waive any Event of Default (as hereinafter defined) hereunder.

6.4 Taxes and Other Charges. Mortgagor shall prepare and timely file all federal, state and local tax returns required to be filed by Mortgagor and promptly pay and discharge when due all taxes, assessments, water and sewer rents, and other governmental charges, imposed upon the Mortgaged Premises and, until payment in full of the Notes, upon Mortgagor, but in no event after interest or penalties commence to accrue thereon or become a lien upon such property, except for those taxes, assessments, water and sewer rents, and other governmental charges then being contested in good faith by Mortgagor by appropriate proceedings and for which Mortgagor has established on its books or by deposit of cash with Mortgagee, at the request of Mortgagee, a reserve for the payment thereof in such amount as Mortgagee may require, and so long as such contest: (a)

operates to prevent collection, stay and proceedings which may be instituted to enforce payment of such item, and prevent a sale of Mortgagor’s property to pay such item; (b) is maintained and prosecuted with due diligence; and (c) shall not have been terminated or discontinued adversely to Mortgagor. Mortgagor shall submit to Mortgagee, upon prior written request, an affidavit signed by Mortgagor certifying that all federal, state and local income tax returns required to have been filed have been filed to date and all real property taxes, assessments and other governmental charges with respect to Mortgagor’s properties have been paid to date except for those taxes, assessments, water and sewer rents, and other governmental charges then being contested in good faith by Mortgagor in the manner aforesaid.

6.5 Escrows. If requested in writing by Mortgagee after the occurrence of an Event of Default, Mortgagor shall pay to Mortgagee at the time of each installment of principal and interest due under the Notes, and commencing with the first payment due after the date of such written request, a sum equal to one-twelfth ( 1/12th) of the estimated amount of real estate and school taxes, as well as any other governmental assessments for each year of the Loans. In addition, if requested in writing by Mortgagee after the occurrence of an Event of Default, Mortgagor may also be required to deposit with Mortgagee, in escrow, with each monthly installment payment in the Loans, in addition to the foregoing, an amount equal to one-twelfth ( 1/12th) of the estimate amount of hazard and liability insurance premiums in connection with the insurance required by Section 6.3 of this Mortgage. The escrow for such taxes and premiums, if required, will be subject to adjustment from time to time so that the amount on deposit will be sufficient to pay such taxes and premiums, as the case may be, as they become due, plus a minimum equal to at least two (2) months’ escrow installments. If such escrow funds are not sufficient to pay such taxes and assessments and/or insurance premiums, as applicable, as the same become due, Mortgagor shall pay to Mortgagee, upon request, such additional amounts as necessary to make up any deficiency. No amount paid to Mortgagee hereunder shall be deemed to be trust funds but may be commingled with general funds of Mortgagee and no interest shall be payable thereon. Upon the occurrence of an Event of Default, Mortgagee shall have the right, at its sole discretion, to apply any amounts so held against the Obligations. If Mortgagor is not required to pay tax escrows pursuant to this Section, Mortgagor shall promptly provide to Mortgagee on a quarterly basis, copies of receipted tax bills, canceled checks or other evidence reasonably satisfactory to Mortgagee evidencing that such taxes and assessments have been timely paid.

6.6 Transfer of Title.

(a) Mortgagor shall not without the prior written consent of Mortgagee in each instance cause or permit any transfer of the Mortgaged Premises or any part thereof, whether voluntarily, involuntarily or by operation of law, nor shall Mortgagor enter into any agreement or transaction to transfer, or accomplish in form or substance a transfer, without the prior written consent of Mortgagee, of the Mortgaged Premises.

(b) A “transfer” of the Mortgaged Premises includes:

(1)	the direct or indirect sale, transfer or conveyance of the Mortgaged Premises or any portion thereof or interest therein;

(2)	the execution of an installment sale contract or similar instrument affecting all or any portion of the Mortgaged Premises;

(3)	an agreement by Mortgagor leasing any part of the Mortgaged Premises to anyone other than Borrower EP MEDYSTEMS, INC., or a sale, assignment or other transfer of or the grant of a security interest in and to any Leases;

(4)	if Mortgagor, or any stockholder of Mortgagor, is a corporation, partnership, limited liability company or other business entity, the transfer (whether in one transaction or a series of transactions) of any stock, partnership, limited liability company or other ownership interests in such corporation, partnership, limited liability company or entity; and

(5)	if Mortgagor, or any stockholder of Mortgagor, is a corporation, partnership, limited liability company or other business entity, the creation or issuance of new stock or ownership interests by which an aggregate of more than 10% of the ownership interests of such corporation, partnership, limited liability company or other business entity shall be vested in a party or parties who are not now stockholders or holders of ownership interests.

6.7 No Encumbrances.

(a) Mortgagor shall not create or permit to exist any mortgage, pledge, lien, security interest (including, without limitation, a purchase money security interest), encumbrance (other than utility easements granted to service the Mortgaged Premises), attachment, levy, distraint or other judicial process on or against the Mortgaged Premises or any part thereof (including, without limitation, fixtures and other personalty), whether superior or inferior to the lien of this Mortgage, without the prior written consent of Mortgagee. If any lien or encumbrance is filed or entered without Mortgagor’s consent, Mortgagor shall have it removed of record within thirty (30) days after it is filed or entered.

(b) By placing or accepting a mortgage, lien or encumbrance of any type, whether voluntary or involuntary, against the Mortgaged Premises, the holder thereof shall be deemed to have agreed, without any further act or documentation being required, that its mortgage, lien or encumbrance shall be subordinate in lien priority to this Mortgage and to any future amendments, consolidations or extensions hereof (including, without limitation, amendments which increase the interest rate on the Notes, extend the term of the Obligations, provide for future advances secured by this Mortgage, or provide for the release of portions of the Mortgaged Premises with or without consideration).

(c) The holder of any subordinate mortgage or other lien, whether or not consented to by Mortgagee, expressly agrees by acceptance of such subordinate mortgage or other lien that it waives and relinquishes any rights it may have, whether under a legal theory of marshaling of assets or any other theory at law or in equity, to restrain Mortgagee from, or recover damages from Mortgagee as a result of, Mortgagee exercising its various remedies hereunder or under any other documents evidencing or securing the Obligations, in such order and with such timing as Mortgagee deems appropriate in its sole discretion.

(d) Mortgagee may, at any time or from time to time, renew, extend or increase the amount of this Mortgage, alter or modify the terms hereof or of the Notes in any way, waive any of the terms, covenants or conditions hereof or of the Notes in whole or in part, release any portion of the Mortgaged Premises or any other security, and grant such extensions and indulgences in relation to the Obligations as Mortgagee may determine, without the consent of any junior lienor or encumbrancer or any obligation to give notice of any kind thereto, and without in any manner affecting the priority or the lien hereof on all or any part of the Mortgaged Premises.

6.8 Removal of Fixtures. Mortgagor shall not, without the prior written consent of Mortgagee, remove or permit to be removed from the Mortgaged Premises any fixtures presently or in the future owned by Mortgagor as the term “fixtures” is defined by the law in New Jersey (unless such fixtures have been replaced with similar fixtures of equal or greater utility and value).

6.9 Maintenance and Repair; Alterations.

(a) Mortgagor shall (1) abstain from and not permit the commission of waste in or about the Mortgaged Premises; (2) keep the Mortgaged Premises, at Mortgagor’s own cost and expense, in good and substantial repair, working order and condition, normal wear and tear excepted; (3) make or cause to be made, as and when necessary, all repairs and replacements, whether or not insurance proceeds are available therefor; and (4) not remove, demolish, materially alter, discontinue the use of, permit to become vacant or deserted, or otherwise dispose of all or any part of the Mortgaged Premises. All alterations, replacements, renewals or additions made pursuant to this Section shall automatically become a part of the Mortgaged Premises and shall be covered by the lien of this Mortgage.

(b) Mortgagee, and any persons authorized by Mortgagee, shall have the right, but not the obligation, to enter upon the Mortgaged Premises at all reasonable times and upon prior notice to Mortgagor, to inspect and photograph its condition and state of repair. In the event any such inspection reveals, in the reasonable discretion of Mortgagee, the necessity for any repair, alteration, replacement, clean-up or maintenance, Mortgagor shall, at the discretion of Mortgagee, either: (1) cause such work to be effected within a reasonable period of time; or (2) promptly establish an interest bearing reserve fund with Mortgagee in an amount determined by Mortgagee to be used to pay for any such work to be completed upon the Mortgaged Premises.

6.10 Compliance with Applicable Laws.

(a) Mortgagor agrees to observe, conform and comply, and to cause its tenants to observe, conform and comply with all federal, state, county, municipal and other governmental or quasi-governmental laws, rules, regulations, ordinances, codes, requirements, covenants, conditions, orders, licenses, permits, approvals and restrictions, including without limitation, the Americans with Disabilities Act of 1990 (collectively, the “Legal Requirements”), now or hereafter affecting all or any part of the Mortgaged Premises, its occupancy or the business or operations now or hereafter conducted thereon and the personalty contained therein, within such time as required by such Legal Requirements.

(b) To the best of Mortgagor’s knowledge, Mortgagor represents and warrants that it has caused the Mortgaged Premises to be designed, and the Mortgaged Premises currently is, in material and substantial compliance with all Legal Requirements applicable to the Mortgaged Premises. Mortgagor further represents and warrants that, to the best of Mortgagor’s knowledge, any funds used to acquire the Mortgaged Premises were not obtained in violation of any Legal Requirements, and that such funds, including any proceeds of the Loans, are not being used and are not intended to be used to facilitate any violations of any Legal Requirements.

6.11 Damage, Destruction and Condemnation.

(a) If all or any part of the Mortgaged Premises shall be damaged or destroyed, or if title to or the temporary use of the whole or any part of the Mortgaged Premises shall be taken or condemned by a competent authority for any public or quasi-public use or purpose, there shall be no abatement or reduction in the amounts payable by Mortgagor under the Loan Documents and Mortgagor shall continue to be obligated to make such payments.

(b) If all or any part of the Mortgaged Premises is partially or totally damaged or destroyed, Mortgagor shall give prompt notice thereof to Mortgagee, and Mortgagee may make proof of loss if not made promptly by Mortgagor. Mortgagor hereby authorizes and directs any affected insurance company to make payment under such insurance, including return of unearned premiums, to Mortgagee instead of to Mortgagor and Mortgagee jointly, and Mortgagor appoints Mortgagee as Mortgagor’s attorney-in-fact to endorse any draft thereof, which appointment, being for security, is coupled with an interest and irrevocable. Mortgagee is hereby authorized and empowered by Mortgagor to settle, adjust or compromise, in consultation with Mortgagor, any claims for loss, damage or destruction to the Mortgaged Premises. Mortgagor shall pay all costs of collection of insurance proceeds payable on account of such damage or destruction. Mortgagor shall have no claim against the insurance proceeds, or be entitled to any portion thereof, and all rights to the insurance proceeds are hereby assigned to Mortgagee as additional security for payment of the Obligations. Mortgagee shall have the option, in its sole discretion, of paying or applying all or any part of the insurance proceeds to: (1) reduction of the Obligations; (2) restoration, replacement or repair of the Mortgaged Premises in accordance with Mortgagee’s standard construction loan disbursement conditions and requirements; or (3) Mortgagor.

(c) Promptly upon obtaining knowledge of the institution of any proceeding for the condemnation of all or any part of the Mortgaged Premises, Mortgagor shall give notice to Mortgagee. Mortgagor shall, at its sole cost and expense, diligently prosecute any such proceeding and shall consult with Mortgagee, its attorneys and experts, and shall cooperate with it in the defense of any such proceeding. Mortgagee may participate in any such proceeding and

Mortgagor shall from time to time deliver to Mortgagee all instruments requested by it to permit such participation. Mortgagor shall not, without Mortgagee’s prior written consent, which consent may not be unreasonably withheld, delayed or conditioned, enter into any agreement (1) for the taking or conveyance in lieu thereof of all or any part of the Mortgaged Premises, or (2) to compromise, settle or adjust any such proceeding. All awards and proceeds of condemnation are hereby assigned to Mortgagee, and Mortgagor, upon request by Mortgagee, agrees to make, execute and deliver any additional assignments or documents necessary from time to time to enable Mortgagee to collect the same. Such awards and proceeds shall be paid or applied by Mortgagee, in its sole discretion, to: (i) reduction of the Obligations; (ii) restoration, replacement or repair of the Mortgaged Premises in accordance with Mortgagee’s standard construction loan disbursement conditions and requirements; or (iii) Mortgagor.

(d) Nothing is this Section shall relieve Mortgagor of its duty to repair, restore, rebuild or replace the Mortgaged Premises following damage or destruction or partial condemnation if no or inadequate insurance proceeds or condemnation awards are available to defray the cost of repair, restoration, rebuilding or replacement.

6.12 Required Notices. Mortgagor shall notify Mortgagee within ten (10) days of: (a) receipt of any written notice from any governmental or quasi-governmental authority alleging a violation of any Legal Requirement; (b) a substantial change in the occupancy or use of all or any part of the Mortgaged Premises; (c) receipt of any written notice from the holder of any lien or security interest in all or any part of the Mortgaged Premises; (d) commencement of any litigation affecting or potentially affecting either the financial ability of Mortgagor to repay the Notes or the value of the Mortgaged Premises; (e) a pending or threatened condemnation known to Mortgagor of all or any part of the Mortgaged Premises; (f) a fire or other casualty causing damage to all or any part of the Mortgaged Premises; (g) receipt of any written notice with regard to any Release of Hazardous Substances (as such terms are defined in Section 9.2 hereof) or any other environmental matter affecting the Mortgaged Premises or Mortgagor’s interest therein; (h) receipt of any written request for information, demand letter or notification of potential liability from any entity relating to potential responsibility for investigation or clean-up of Hazardous Substances on the Mortgaged Premises; (i) receipt of any notice from any tenant of all or any part of the Mortgaged Premises alleging a default, failure to perform or any right to terminate its lease or to set-off rents; or (j) receipt of any notice of the imposition of, or of threatened or actual execution on, any lien on or security interest in all or any part of the Mortgaged Premises.

6.13 No Credits on Account of the Obligations. Mortgagor shall not claim or demand or be entitled to any credit on account of the Obligations for any part of the taxes paid with respect to the Mortgaged Premises or any part thereof and no deduction shall otherwise be made or claimed from the taxable value of the Mortgaged Premises, or any part thereof, by reason of this Mortgage.

6.14 Books and Records. Mortgagor shall keep and maintain complete and accurate books and records in accordance with generally accepted accounting principles consistently applied, reflecting all of the financial affairs of Mortgagor and all items of income and expense in connection with the operation of the Mortgaged Premises. Upon prior notice from Mortgagee to Mortgagor, Mortgagor shall permit representatives of Mortgagee (a)_to examine and audit Mortgagor’s books and records relating to the aforesaid financial affairs of Mortgagor and items of income and expense arising from the operation of the Mortgaged Premises and (b) to inspect the Mortgaged Premises. Nothing in the foregoing is intended to limit any rights of Mortgagee arising under the Loan Agreement.

6.15 Right to Reappraise. Mortgagee shall have the right to conduct or have conducted, at Mortgagor’s expense, updated appraisals of the Mortgaged Premises by an independent appraiser reasonably acceptable to Mortgagee and in form and substance satisfactory to Mortgagee. The cost of such appraisals, if not paid by Mortgagor within thirty (30)days of demand therefor, shall be added to the Obligations and shall be secured by this Mortgage in accordance with the provisions of Section 3 hereof. By their execution of this Agreement, Mortgagor (in its capacity as a Borrower under the Loan Agreement) and Borrower EP MEDSYSTEMS, INC. (signing this Mortgage so as to consent to all the terms and conditions of this Mortgage and to subordinate its leasehold estate in the Mortgaged Premises) hereby authorizes Mortgagee (as Lender under the Loan Agreement) to effect payment of the above in the manner specified in Section 3.9 of the Loan Agreement.

7. DECLARATION OF NO OFFSET. Mortgagor represents to Mortgagee that Mortgagor has no knowledge of any offsets, counterclaims or defenses to the Obligations either at law or in equity. Mortgagor shall, within five (5) days upon request in person or within ten (10) days upon request by mail, furnish to Mortgagee or Mortgagee’s designee a written statement in form reasonably satisfactory to Mortgagee stating the amount due under the Obligations and whether there are offsets or defenses against the same, and if so, the nature and extent thereof.

8. CHANGE IN LAWS. In the event of the passage, after the date of this Mortgage, of any law changing in any way the laws now in force for the taxation of mortgages or debts secured thereby, for state or local purposes, or the manner of the operation of any such taxes, so as to impose upon Mortgagee the obligation to pay the whole or any part of any taxes, assessments, charges or liens or any other amounts (“Charges”) herein required to be paid by Mortgagor, then Mortgagor shall pay the full amount of the Charges; provided that if payment by Mortgagor of any Charges would be unlawful or usurious, Mortgagee may, at Mortgagee’s option: (a) declare the Obligations to be immediately due and payable; or (b) pay that portion of the Charges as renders the Obligations unlawful or usurious, in which event Mortgagor shall concurrently therewith pay the remaining lawful and nonusurious portion of said Charges.

9. ENVIRONMENTAL MATTERS.

9.1 Definitions. For purposes of this Section, “Applicable Environmental Laws” shall mean any and all existing or future federal, state and local statutes, ordinances, regulations, rules, executive orders, standards and requirements, including the requirements imposed by common law, concerning or relating to industrial hygiene and the protection of health and the environment including, without limitation: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 et seq. (“CERCLA”); (b) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §6901 et seq.

(“RCRA”); (c) the Clean Air Act, as amended, 42 U.S.C. §7901 et seq.; (d) the Clean Water Act, as amended, 33 U.S.C. §1251 et seq.; (e) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801 et seq.; (f) the New Jersey Industrial Site Recovery Act, formerly known as the Environmental Cleanup Responsibility Act, as amended, N.J.S.A. 13:1K-6 et seq. (“ISRA”); (g) the New Jersey Spill Compensation and Control Act, as amended, N.J.S.A. 58:10-23.11b et seq. (“Spill Act”); (h) the New Jersey Underground Storage of Hazardous Substances Act, as amended, N.J.S.A. 58:10A-21 et seq.; and (i) the New Jersey Water Pollution Control Act, as amended, N.J.S.A. 58:10A-1 et seq. Any terms mentioned in this Section which are defined in any Applicable Environmental Law shall have the meanings ascribed to such terms in said laws; provided, however, that if any of such laws are amended so as to broaden any term defined therein, such broader meaning shall apply subsequent to the effective date of such amendment.

9.2 Representations, Warranties and Covenants. To the best of Mortgagor’s knowledge, Mortgagor represents, warrants, covenants and agrees as follows:

(a) Neither Mortgagor nor the Mortgaged Premises or any occupant thereof are in violation of or subject to any existing, pending or to its knowledge threatened investigation or inquiry by any governmental authority pertaining to any Applicable Environmental Law. Mortgagor shall not cause or permit the Mortgaged Premises to be in violation of, or do anything which would subject the Mortgaged Premises to any remedial obligations under, any Applicable Environmental Law, and shall promptly notify Mortgagee in writing of any existing, pending or to its knowledge threatened investigation or inquiry by any governmental authority in connection with any Applicable Environmental Law. In addition, Mortgagor shall provide Mortgagee with copies of any and all material written communications with any governmental authority in connection with any Applicable Environmental Law, concurrently with Mortgagor’s giving or receiving of same.

(b) There are no underground storage tanks, radon, asbestos materials, polychlorinated biphenyls or urea formaldehyde insulation present at or installed in the Mortgaged Premises. Mortgagor covenants and agrees that if any such materials are found to be present at the Mortgaged Premises in violation of law, Mortgagor shall remove or remediate the same promptly upon discovery at its sole cost and expense.

(c) Mortgagor has taken all reasonable steps to determine and has determined that there has been no release, spill, discharge, leak, disposal or emission (individually a “Release” and collectively, “Releases”) of any Hazardous Material, Hazardous Substance or Hazardous Waste, including gasoline, petroleum products, explosives, toxic substances, solid wastes and radioactive materials (collectively, “Hazardous Substances”) at, upon, under or within the Mortgaged Premises. The use which Mortgagor or any other occupant of the Mortgaged Premises during the term of the Notes makes or intends to make of the Mortgaged Premises will not result in Release of any Hazardous Substances on or to the Mortgaged Premises. During the term of this Mortgage, Mortgagor shall take all steps necessary to determine whether there has been a Release of any Hazardous Substances on or to the Mortgaged Premises and if Mortgagor finds a Release has occurred, Mortgagor shall remove or remediate the same promptly upon discovery at its sole cost and expense.

(d) The Mortgaged Premises has not been used by the present or previous owners and/or operators and will not be used in the future to refine, produce, store, handle, transfer, process, transport, generate, manufacture, heat, treat, recycle or dispose of Hazardous Substances (except for storage of such materials, products or substances as may be utilized in the normal course of business and in compliance with all Applicable Environmental Laws (“Permitted Substances”)).

(e) Mortgagor has not received any notice of violation, request for information, summons, citation, directive or other communication, written or oral with respect to the Mortgaged Premises, from the New Jersey Department of Environmental Protection or the United States Environmental Protection Agency concerning any intentional or unintentional act or omission on Mortgagor’s or any occupant’s part resulting in the Release of Hazardous Substances into the waters or onto the lands within the jurisdiction of the State of New Jersey or into the waters outside the jurisdiction of the State of New Jersey resulting in damage to the lands, waters, fish, shellfish, wildlife, biota, air or other resources owned, managed, held in trust or otherwise controlled by or within the jurisdiction of the State of New Jersey.

(f) The Mortgaged Premises has not been or is not now being used as a Major Facility (as defined under the Applicable Environmental Laws of the State of New Jersey), and Mortgagor shall not use the Mortgaged Premises as a Major Facility in the future without the prior written consent of Mortgagee. If Mortgagor ever becomes an owner or operator of a Major Facility, then Mortgagor shall furnish the New Jersey Department of Environmental Protection with all the information required by N.J.S.A. 58:10-23.11d, and shall duly file with the Director of the Division of Taxation in the New Jersey Department of the Treasury a tax report or return, and shall pay all taxes due therewith, in accordance with N.J.S.A. 58:10-23.11h.

(g) Improvements constructed or to be constructed on the Mortgaged Premises are not and will not be located within a “freshwater wetlands” or a “transition area”, each as defined by N.J.S.A. 13:9B-3 unless a permit is obtained therefor and a copy thereof is delivered to Mortgagee prior to construction under the terms of the New Jersey Freshwater Wetlands Protection Act, as amended, N.J.S.A. 13:9B-1 et seq., or the rules and regulations promulgated thereunder.

(h) In connection with the purchase of the Mortgaged Premises, Mortgagor required that the seller of said real property, including the Mortgaged Premises, comply with the provisions of ISRA and the seller did comply therewith.

(i) Mortgagor shall not conduct or cause or permit to be conducted on the Mortgaged Premises any activity which constitutes an Industrial Establishment, as such term is defined in ISRA, without the prior written consent of Mortgagee. In the event that the provisions of ISRA become applicable to the Mortgaged Premises subsequent to the date hereof, Mortgagor shall give prompt written notice thereof to Mortgagor and shall take immediate requisite action to insure full compliance therewith. Mortgagor shall deliver to Mortgagee copies of all correspondence, notices and submissions that it sends to or receives from the New Jersey Department of

Environmental Protection in connection with such ISRA compliance. Mortgagor’s obligation to comply with ISRA shall, notwithstanding its general applicability, also specifically apply to a sale, transfer, closure or termination of operations associated with any foreclosure action, including, without limitation, a foreclosure action brought with respect to this Mortgage.

(j) The Mortgaged Premises: (1) is being and has been operated in compliance with all Applicable Environmental Laws, and all permits required thereunder have been obtained and complied with in all material respects; and (2) does not have any Hazardous Substances present except the Permitted Substances.

(k) No lien has been attached to or, to Mortgagor’s knowledge, threatened to be imposed upon any revenue of Mortgagor or the Mortgaged Premises, and there is no basis for the imposition of any such lien based on any governmental action under Applicable Environmental Laws. Mortgagor has no knowledge that any party has been involved in operations at the Mortgaged Premises which would lead to the imposition of environmental liability on Mortgagor, or on any subsequent or former owner of the Mortgaged Premises, or the creation of an environmental lien on the Mortgaged Premises. Neither Mortgagor nor any other party under its direction or control will conduct operations at the Mortgaged Premises in a manner which could lead to the imposition of environmental liability on Mortgagor or the creation of an environmental lien on the Mortgaged Premises. In the event that any such lien is filed, Mortgagor shall, within thirty (30) days from the date that the Mortgagor is given notice of such lien (or within such shorter period of time as is appropriate in the event that the State of New Jersey or the United States has commenced steps to have the Mortgaged Premises sold), either: (1) pay the claim and remove the lien from the Mortgaged Premises; or (2) furnish a cash deposit, bond or other security reasonably satisfactory in form and substance to Mortgagee in an amount sufficient to discharge the claim out of which the lien arises.

(l) In the event that Mortgagor shall cause or permit to exist a Release of Hazardous Substances into the waters or onto the lands within the jurisdiction of the State of New Jersey, or into the waters outside the jurisdiction of the State of New Jersey resulting in damage to the lands, waters, fish, shellfish, wildlife, biota, air or other resources owned, managed, held in trust or otherwise controlled by or within the jurisdiction of the State of New Jersey, without having obtained a permit issued by the appropriate governmental authorities, Mortgagor shall promptly clean up such Release in accordance with the provisions of all Applicable Environmental Laws.

9.3 Right to Inspect and Cure. Mortgagee shall have the right to conduct or have conducted by its agents or contractors or require Mortgagor to conduct, such environmental inspections, audits and tests as Mortgagee shall deem necessary or advisable from time to time at the sole cost and expense of Mortgagor, provided, however, that Mortgagor will not be required to pay such expense unless (a) an Event of Default has occurred or (2) Mortgagee has cause to believe in its reasonable judgment that there has been a Release of Hazardous Substances at the Mortgaged Premises or (3) Mortgagee has cause to believe in its reasonable judgment that there has been a violation of any Applicable Environmental Law. The cost of such inspections, audits and tests, if chargeable to Mortgagor as aforesaid, shall be added to the Obligations and shall be secured by this

Mortgage. By their execution of this Agreement, Mortgagor (in its capacity as a Borrower under the Loan Agreement) and Borrower EP MEDSYSTEMS, INC. (signing this Mortgage so as to consent to all the terms and conditions of this Mortgage and to subordinate its leasehold estate in the Mortgaged Premises) hereby authorizes Mortgagee (as Lender under the Loan Agreement) to effect payment of the above in the manner specified in Section 3.9 of the Loan Agreement. Mortgagor shall, and shall cause each tenant of the Mortgaged Premises to, cooperate with such inspection efforts; such cooperation shall include, without limitation, supplying all information reasonably requested concerning the operations conducted and Hazardous Substances located at the Mortgaged Premises. In the event that Mortgagor fails to comply with any Applicable Environmental Law, Mortgagee may, in addition to any of its other remedies under this Mortgage, cause the Mortgaged Premises to be in compliance with such laws and the cost of such compliance shall be added to the sums secured by this Mortgage in accordance with the provisions of Section 3 hereof. By their execution of this Agreement, Mortgagor (in its capacity as a Borrower under the Loan Agreement) and Borrower EP MEDSYSTEMS, INC. (signing this Mortgage so as to consent to all the terms and conditions of this Mortgage and to subordinate its leasehold estate in the Mortgaged Premises) hereby authorizes Mortgagee (as Lender under the Loan Agreement) to effect payment of the above in the manner specified in Section 3.9 of the Loan Agreement.

10. INDEMNIFICATION.

10.1 Mortgagor hereby indemnifies and agrees to protect, defend and hold harmless Mortgagee, any entity which “controls” Mortgagee, within the meaning of Section 15 of the Securities Act of 1933, as amended, or is under common control with Mortgagee, and any member, officer, director, official, agent, employee or attorney of Mortgagee, and their respective heirs, administrators, executors, successors and assigns (collectively, the “Indemnified Parties”), from and against any and all losses, damages, expenses or liabilities of any kind or nature and from any suits, claims or demands, including reasonable attorneys’ fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from (unless determined by a final judgment of a court of competent jurisdiction to have been caused solely by the gross negligence or willful misconduct of the Indemnified Parties): (a) disputes with any architect, general contractor, subcontractor, material man or supplier, or on account of any act or omission to act by Mortgagee in connection with the Mortgaged Premises; (b) losses, damages (including consequential damages), expenses or liabilities sustained by Mortgagee in connection with any environmental inspection, monitoring, sampling or cleanup of the Mortgaged Premises required or mandated by any applicable environmental law; (c) any untrue statement of a material fact contained in information submitted to Mortgagee by Mortgagor in connection with the Notes or the omission of any material fact necessary to be stated therein in order to make such statement not misleading or incomplete; (d) the failure of Mortgagor to perform any obligations required to be performed by Mortgagor herein or in any of the Loan Documents; and (e) the ownership, construction, occupancy, operation, use or maintenance of the Mortgaged Premises.

10.2 In case any action shall be brought against Mortgagee or any other Indemnified Parties in respect to which indemnity may be sought against Mortgagor, Mortgagee or such other Indemnified Parties shall promptly notify Mortgagor in writing and Mortgagor shall assume the defense thereof, including the employment of counsel selected by Mortgagor and reasonably satisfactory to Mortgagee, the payment of all costs and expenses, and the right to negotiate and consent to settlement. Unless such failure to notify materially prejudices Mortgagor or its ability to defend (and then only to the extent of such prejudice), the failure of Mortgagee to so notify Mortgagor shall not relieve Mortgagor of any liability it may have under the foregoing indemnification provisions or from any liability which it may otherwise have to Mortgagee or any of the other Indemnified Parties. Mortgagee shall have the right, at its sole option, to employ separate counsel in any such action and to participate in the defense thereof, all at Mortgagor’s sole cost and expense. Mortgagor shall not be liable for any settlement of any such action effected without its consent (unless Mortgagor fails to defend such claim), but if settled with Mortgagor’s consent, or if there be a final judgment for the claimant in any such action, Mortgagor agrees to indemnify and save harmless Mortgagee from and against any loss or liability by reason of such settlement or judgment.

10.3 The provisions of this Section shall survive the repayment of the Obligations and the release or discharge of this Mortgage.

11. EVENTS OF DEFAULT. Each of the following shall constitute a default (each, an “Event of Default”) hereunder:

11.1 non-payment when due of any sum required to be paid to Mortgagee under any of the Loan Documents, including without limitation, principal and interest;

11.2 a breach of any covenant contained in Section 6 hereof;

11.3 a breach by Mortgagor of any other term, covenant, condition, obligation or agreement under this Mortgage, and such breach continues beyond any applicable grace or notice period, provided, however, that if no grace or notice period is expressly provided and Mortgagor’s breach is capable of cure, Mortgagee will provide Mortgagor notice and 5 days opportunity to cure before an Event of Default is deemed to exist, provided further however that Mortgagee will not be required to provide the foregoing notice and opportunity to cure, together with any similar notice and opportunity to cure required under any other subsection of this Section 11 or under any other Loan Document, more than twice in any one calendar year;

11.4 an Event of Default under any of the other Loan Documents;

11.5 any representation or statement made by Mortgagor or by either Borrower in any Loan Document or to induce Mortgagee to enter into the transactions contemplated hereunder shall prove to be false, incorrect or misleading in any material respect as of the date when made, or if of a continuing nature, becomes materially false; to the extent that any aforementioned representation or statement is made to the best of the information, knowledge or belief of Mortgagor or either Borrower but the underlying representation or statement is nonetheless false or misleading in any material respect, an Event of Default will be deemed to have occurred hereunder if Mortgagor or the applicable Borrower fails to correct the condition underlying the representation or statement within twenty (20) days after notice from Mortgagee to do so;

11.6 the filing by or against Mortgagor or either Borrower of a petition seeking relief, or the granting of relief, under the Federal Bankruptcy Code or any similar federal or state statute; any assignment for the benefit of creditors made by Mortgagor or either Borrower; the appointment of a custodian, receiver, liquidator or trustee for Mortgagor or either Borrower or for any of the property of Mortgagor or either Borrower, or any action by Mortgagor or either Borrower to effect any of the foregoing; or if Mortgagor or either Borrower becomes insolvent (however defined) or is not paying its debts generally as they become due;

11.7 the dissolution, liquidation, merger, consolidation or reorganization of Mortgagor or either Borrower or the institution of any proceeding to effect any of the foregoing;

11.8 a default under any other obligation by Mortgagor in favor of Mortgagee not cured after notice and opportunity to cure to the extent, if any, provided in the Loan Documents, or under any document securing or evidencing such obligation, whether or not such obligation is secured by the Mortgaged Premises;

11.9 the occurrence and continuance of any Material Adverse Effect (as defined in the Loan Agreement), provided, however, that if the Material Adverse Effect is capable of cure, Lender will provide Mortgagor notice and 5 days opportunity to cure before an Event of Default is deemed to exist, provided further however that Mortgagee will not be required to provide the foregoing notice and opportunity to cure, together with any similar notice and opportunity to cure required under any other subsection of this Section 11 or under any other Loan Document, more than twice in any one calendar year;

11.10 (a) the filing, entry or issuance of any judgment, execution, garnishment, attachment, distraint or lien against Mortgagor or its property; or

(b) the filing, entry or issuance of any judgment, execution, garnishment, attachment, distraint or lien against either Borrower or its property;

11.11 a default under any other obligation secured by the Mortgaged Premises or any part thereof and such default continues beyond any applicable grace or notice period.

12. REMEDIES. If an Event of Default shall have occurred, Mortgagee may take any of the following actions (without the obligation to marshal):

12.1 Acceleration. Mortgagee may declare the entire amount of the Obligations immediately due and payable, without presentment, demand, notice of any kind, protest or notice of protest, all of which are expressly waived, notwithstanding anything to the contrary contained in any of the Loan Documents. Mortgagee may collect interest from the date of default on the unpaid balance of the Obligations, at the Default Rate set forth in the Term Note or the Revolving Note (whichever is higher).

12.2 Possession. Mortgagee may enter upon and take possession of the Mortgaged Premises, with or without legal action, lease the Mortgaged Premises, collect therefrom all rentals and, after deducting all costs of collection and administration expense, apply the net rentals to any one or more of the following items in such manner and in such order of priority as Mortgagee, in Mortgagee’s sole discretion, may elect: the payment of any sums due under any prior lien, taxes, water and sewer rents, charges and claims, insurance premiums and all other carrying charges, and to the maintenance, repair or restoration of the Mortgaged Premises, or on account of the Obligations. Mortgagee is given full authority to do any act which Mortgagor could do in connection with the management and operation of the Mortgaged Premises. This covenant becomes effective either with or without any action brought to foreclose this Mortgage and without applying for a receiver of such rents.

12.3 Foreclosure. Mortgagee may institute any one or more actions of mortgage foreclosure against all or any part of the Mortgaged Premises, or take such other action at law or in equity for the enforcement of this Mortgage and realization on the security herein or elsewhere provided for, as the law may allow, and may proceed therein to final judgment and execution for the entire unpaid balance of the Obligations, together with all future advances and any other sums due by Mortgagor in accordance with the provisions of this Mortgage, together with interest from the date of default at the Default Rate set forth in the Term Note or the Revolving Note (whichever is higher), all costs of suit and attorneys’ fees. In case of any sale of the Mortgaged Premises by judicial proceedings, the Mortgaged Premises may be sold in one parcel or in such parcels, manner or order as Mortgagee in its sole discretion may elect. Mortgagor, for itself and anyone claiming by, through or under it, hereby agrees that Mortgagee shall in no manner, in law or in equity, be limited, except as herein provided, in the exercise of its rights in the Mortgaged Premises or in any other security hereunder or otherwise appertaining to the Obligations or any other obligation secured by this Mortgage, whether by any statute, rule or precedent which may otherwise require said security to be marshaled in any manner and Mortgagor, for itself and others as aforesaid, hereby expressly waives and releases any right to or benefit thereof. The failure to make any tenant a defendant to a foreclosure proceeding shall not be asserted by Mortgagor as a defense in any proceeding instituted by Mortgagee to collect the Obligations or any deficiency remaining unpaid after the foreclosure sale of the Mortgaged Premises.

12.4 Appointment of Receiver. Upon or at any time after Mortgagee has the right to file an action to foreclose this Mortgage, Mortgagee may petition the court in which such action is or might be filed to appoint a receiver of the Mortgaged Premises. Such appointment may be made either before or after sale, without notice, without regard to the solvency or insolvency of Mortgagor at the time of application for such receiver, without regard to the then value of the Mortgaged Premises or whether the Mortgaged Premises shall be then occupied as a homestead or not, and without regard to whether Mortgagor has committed waste or allowed deterioration of the Mortgaged Premises, and Mortgagee or any agent of Mortgagee may be appointed as such receiver. Mortgagor hereby agrees that Mortgagee has a special interest in the Mortgaged Premises and absent the appointment of such receiver the Mortgaged Premises shall suffer waste and deterioration and Mortgagor further agrees that it shall not contest the appointment of a receiver and hereby so stipulates to such appointment pursuant to this paragraph. Such receiver shall have the power to perform all of the acts permitted Mortgagee pursuant to Section 12.2 above and such other powers which may be necessary or customary in such cases for the protection, possession, control, management and operation of the Mortgaged Premises during such period.

12.5 Rights as a Secured Party. Mortgagee shall have, in addition to other rights and remedies available at law or in equity, the rights and remedies of a secured party under the Code. Mortgagee may elect to foreclose such of the Mortgaged Premises as then comprise fixtures pursuant either to the law applicable to foreclosure of an interest in real estate or to that applicable to personal property under the Code. To the extent permitted by law, Mortgagor waives the right to any stay of execution and the benefit of all exemption laws now or hereafter in effect.

12.6 Excess Monies. Mortgagee may apply on account of the Obligations any unexpended monies still retained by Mortgagee that were paid by Mortgagor to Mortgagee: (a) for the payment of, or as security for the payment of taxes, assessments or other governmental charges, insurance premiums, or any other charges; or (b) to secure the performance of some act by Mortgagor.

12.7 Other Remedies. Mortgagee shall have the right, from time to time, to bring an appropriate action to recover any sums required to be paid by Mortgagor under the terms of this Mortgage, as they become due, without regard to whether or not any other Obligations shall be due, and without prejudice to the right of Mortgagee thereafter to bring an action of mortgage foreclosure, or any other action, for any default by Mortgagor existing at the time the earlier action was commenced. In addition, Mortgagee shall have the right to set-off all or any part of any amount due by Mortgagor to Mortgagee under any of the Obligations, against any indebtedness, liabilities or obligations owing by Mortgagee or any Affiliate in any capacity to Mortgagor, including any obligation to disburse to Mortgagor any funds or other property on deposit with or otherwise in the possession, control or custody of Mortgagee.

13. CONTINUING ENFORCEMENT OF MORTGAGE. If, after receipt of any payment of all or any part of the Obligations, Mortgagee is compelled or agrees, for settlement purposes, to surrender such payment to any person or entity for any reason (including, without limitation, a determination that such payment is void or voidable as a preference or fraudulent conveyance, an impermissible setoff, or a diversion of trust funds), then this Mortgage and the other Loan Documents shall continue in full force and effect, and Mortgagor shall be liable for, and shall indemnify, defend and hold harmless Mortgagee with respect to the full amount so surrendered. The provisions of this Section shall survive the cancellation or discharge of this Mortgage and shall remain effective notwithstanding the payment of the Obligations, the cancellation of the Notes, the release of any security interest, lien or encumbrance securing the Obligations or any other action which Mortgagee may have taken in reliance upon its receipt of such payment. Any cancellation, release or other such action by Mortgagee shall be deemed to have been conditioned upon any payment of the Obligations having become final and irrevocable.

14. MISCELLANEOUS.

14.1 Remedies Cumulative. The rights and remedies of Mortgagee as provided in this Mortgage or in any other Loan Document shall be cumulative and concurrent, may be pursued separately, successively or together, may be exercised as often as occasion therefor shall arise, and shall be in addition to any other rights or remedies conferred upon Mortgagee at law or in equity. The failure, at any one or more times, of Mortgagee to assert the right to declare the Obligations due, grant any extension of time for payment of the Obligations, take other or additional security for the payment thereof, release any security, change any of the terms of the Loan Documents, or waive or fail to exercise any right or remedy under any Loan Document shall not in any way affect this Mortgage or the rights of Mortgagee.

14.2 Integration. This Mortgage and the other Loan Documents constitute the sole agreement of the parties with respect to the transaction contemplated hereby and supersede all oral negotiations and prior writings with respect thereto.

14.3 Attorneys’ Fees and Expenses. If Mortgagee retains the services of counsel by reason of the occurrence of an Event of Default or a claim of the occurrence of an Event of Default hereunder or under any of the other Loan Documents, or on account of any matter involving Mortgagor’s title to the Mortgaged Premises or the security interest intended to be granted hereby, or for examination of matters subject to Mortgagee’s approval under the Loan Documents, all costs of suit and all reasonable attorneys’ fees and such other reasonable expenses so incurred by Mortgagee shall forthwith become due and payable, on demand, and shall be secured hereby.

14.4 No Implied Waiver. Mortgagee shall not be deemed to have modified or waived any of its rights or remedies hereunder unless such modification or waiver is in writing and signed by Mortgagee, and then only to the extent specifically set forth therein. A waiver in one event shall not be construed as continuing or as a waiver of or bar to such right or remedy on a subsequent event.

14.5 Partial Invalidity. The provisions of this Mortgage are severable, and if any clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Mortgage in any jurisdiction. Each of the covenants, agreements and conditions contained in this Mortgage is independent and compliance by Mortgagor with any of them shall not excuse non-compliance by Mortgagor with any other. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or condition exists. In lieu of any invalid or unenforceable provision, there shall be added automatically a valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.

14.6 Binding Effect. The covenants, conditions, waivers, releases and agreements contained in this Mortgage shall bind, and the benefits thereof shall inure to, the parties hereto and their respective heirs, executors, administrators, successors and assigns and are intended and shall be held to be real covenants running with the land; provided, however, that this Mortgage cannot be assigned by Mortgagor without the prior written consent of Mortgagee, and any such assignment or attempted assignment by Mortgagor shall be void and of no effect with respect to Mortgagee.

14.7 Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Mortgage as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Mortgagee is a party, including, without limitation, references to any of the Loan Documents, shall include any and all extensions, modifications, refinancings, replacements, renewals and/or redatings thereof.

14.8 Modifications. This Mortgage may not be supplemented, extended, modified or terminated except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

14.9 Affiliate. As used herein, “Affiliate” shall mean any direct and indirect affiliate and/or subsidiary of Mortgagee.

14.10 Commercial Loan. Mortgagor represents and warrants that the Loans and other financial accommodations included as Obligations secured by this Mortgage were obtained solely for the purpose of carrying on or acquiring a business or commercial investment and not for residential, consumer or household purposes.

14.11 Modification of Mortgage. This Mortgage is subject to “modification” as such term is defined in P.L. 1985 c.353 (N.J.S.A. 46:9-8.1 et seq.) and shall be entitled to the benefits of the priority provisions thereof.

14.12 Jurisdiction. Mortgagor hereby consents that any action or proceeding against it be commenced and maintained in any court within the State of New Jersey or in the United States District Court for the District of New Jersey by service of process on any such owner, partner and/or officer; and Mortgagor agrees that the courts of the State of New Jersey and the United States District Court for the District of New Jersey shall have jurisdiction with respect to the subject matter hereof and the person of Mortgagor and all collateral securing the obligations of Mortgagor. To the extent permitted by law, Mortgagor agrees not to assert any defense to any action or proceeding initiated by Mortgagee based upon improper venue or inconvenient forum. Mortgagor agrees that any action brought by Mortgagor shall be commenced and maintained only in a court in the federal district or county in which Mortgagee has its principal place of business in New Jersey.

14.13 Notices. All notices and communications under this Mortgage shall be in writing and shall be given by either (a) hand-delivery, (b) certified mail (return receipt requested, postage prepaid), or (c) reliable overnight commercial courier (charges prepaid), to the addresses listed in this Mortgage. Notice shall be deemed to have been given and received: (i) if by hand delivery, upon delivery; (ii) if by mail, three (3) calendar days after the date first deposited in the United States mail; and (iii) if by overnight courier, on the date scheduled for delivery. A party may change its address by giving written notice to the other party as specified herein.

14.14 Governing Law. This Mortgage shall be governed by and construed in accordance with the substantive laws of the State of New Jersey without reference to conflict of laws principles, or the laws of any state in which the Loans were made or are repayable, or the laws of any state in which any collateral for the Notes is located, at the sole discretion of Mortgagee.

14.15 Joint and Several Liability. If Mortgagor consists of more than one person or entity, the word “Mortgagor” shall mean each of them and their liability shall be joint and several.

14.16 Waiver of Jury Trial. MORTGAGOR AGREES (AND BY ITS ACCEPTANCE OF THIS MORTGAGE, MORTGAGEE ALSO AGREES) THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT BY MORTGAGEE OR MORTGAGOR ON OR WITH RESPECT TO THIS MORTGAGE OR ANY OTHER LOAN DOCUMENT OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO OR THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. MORTGAGOR (AND BY ITS ACCEPTANCE OF THIS MORTGAGE, MORTGAGEE) EACH HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND INTELLIGENTLY, AND WITH THE ADVICE OF THEIR RESPECTIVE COUNSEL, WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. FURTHER, MORTGAGOR WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. MORTGAGOR ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS MORTGAGE AND THAT MORTGAGEE WOULD NOT EXTEND CREDIT TO MORTGAGOR IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS MORTGAGE.

14.17 Release. This Mortgage shall terminate upon the payment in full of the Obligations and the fulfillment or performance of all of the conditions of this Mortgage and the Obligations. Thereupon, Mortgagee shall release the Mortgaged Premises and shall execute at the request of Mortgagor a release of this Mortgage and any other instrument to that effect deemed necessary or desirable.

THIS IS THE LAST PAGE OF THIS DOCUMENT.

THE NEXT PAGE IS THE SIGNATURE PAGE.

IN WITNESS WHEREOF, Mortgagor, intending to be legally bound, has duly executed and delivered this Mortgage and Security Agreement as of the day and year first above written.

WITNESS:	PROCATH CORPORATION

/s/ David I. Bruce	By:	/s/ James J. Caruso
David I. Bruce		James J. Caruso

CONSENT TO ALL TERMS AND CONDITIONS OF MORTGAGE

AND SUBORDINATION OF LEASE

EP MEDSYSTEMS, INC., hereby acknowledges the foregoing Mortgage and consents to all the terms and conditions thereof and agrees to be bound thereby. All rights of EP MEDSYSTEMS, INC., to occupy the Mortgaged Premises, whether those rights are derived under lease or otherwise, are and shall at all times be subject and subordinate to the lien of the foregoing Mortgage and any and all other mortgages held by Mortgagee which may now or hereafter encumber or otherwise affect the Mortgaged Premises and to any and all extensions, modifications [including modifications increasing or decreasing the amount thereof], refinancings, replacements, renewals and/or redatings of any of the foregoing. This agreement shall be self operative. No further instrument of subordination is required from EP MEDSYSTEMS, INC., in order for this subordination to be effective. No instrument from Mortgagee affording EPMEDSYSTEMS, INC., rights of non-disturbance or quiet title is required in order for this subordination to be effective. EPMEDSYSTEMS, INC., understands and agrees that if any proceedings are brought for the foreclosure of the Mortgage or any such other aforementioned mortgage, the rights of EP MEDSYSTEMS, INC., under its lease will be foreclosed and its right of possession of the Mortgaged Premises ended.

WITNESS:	EP MEDSYSTEMS, INC.

/s/ David I. Bruce	By:	/s/ James J. Caruso
David I. Bruce		James J. Caruso

SCHEDULE “A”

DESCRIPTION OF MORTGAGED PREMISES

ALL that tract or parcel of land and premises, situate, lying and being in the Township of Berlin, in the County of Camden and State of New Jersey, more particularly described as follows:

TRACT NO. 1

ALL THAT certain lot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the TOWNSHIP OF BERLIN, COUNTY OF CAMDEN, STATE OF NEW JERSEY, and other appurtenances thereto, in fee simple, subject to the Provisions of the New Jersey Condominium Act (R.S. 46B-1, et seq.) as amended and to the provisions of that certain Master Deed of Cooper Run Executive Park Condominium, a condominium, dated 2/1/89, recorded in the Office of the Register of Deeds of Camden County on 2/28/89, in Deed Book 4355 Page 183, which real property is more particularly described as UNIT NO. D-1 of said Condominium, together with other appurtenances to said Unit, which Unit and appurtenances have been more specifically defined in the Master Deed, which is comprised of premises known as Block 1002 Lot 6 on the Tax Map of Berlin Township, New Jersey, and including an undivided 4.166% fee interest in the general common elements of said Condominium appurtenant to said unit, which Unit and appurtenant general common elements have been more specifically defined in the Master Deed and depicted on certain exhibits thereto.

BEING Tax Block 1002, Lot 6CD1.

TRACT NO. 2

ALL THAT certain lot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the TOWNSHIP OF BERLIN, COUNTY OF CAMDEN STATE OF NEW JERSEY, and other appurtenances thereto, in fee simple, subject to the provisions of the New Jersey Condominium Act (R.S. 46B-1, et seq.) as amended and to the provisions of that certain Master Deed of Cooper Run Executive Park Condominium, a condominium, dated 2/1/89, recorded in the Office of the Register of Deeds of Camden County on 2/28/89, in Deed Book 4355 Page 183, which real property is more particularly described as UNIT NO. D-2 of said Condominium, together with other appurtenances to said Unit, which Unit and appurtenances have been more specifically defined in the Master Deed, which is comprised of premises known as Block 1002 Lot 6 on the Tax Map of Berlin Township, New Jersey, and including an undivided 4.166% fee interest in the general common elements of said Condominium appurtenant to said unit, which Unit and appurtenant general common elements have been more specifically defined in the Master Deed and depicted on certain exhibits thereto.

BEING Tax Block 1002, Lot 6CD2.

TRACT NO. 3

ALL THAT certain lot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the TOWNSHIP OF BERLIN, COUNTY OF CAMDEN, STATE OF NEW JERSEY, and other appurtenances thereto, in fee simple, subject to the provisions of the New Jersey Condominium Act (R.S. 46B-1, et seq.) as amended and to the provisions of that certain Master Deed of Cooper Run Executive Park Condominium, a condominium, dated 2/1/89, recorded in the Office of the Register of Deeds of Camden County on 2/28/89, in Deed Book 4355 Page 183, which real property is more particularly described as UNIT NO. D-3 of said Condominium, together with other appurtenances to said Unit, which Unit and appurtenances have been more specifically defined in the Master Deed, which is comprised of premises known as Block 1002 Lot 6 on the Tax Map of Berlin Township, New Jersey, and including an undivided 4.166% fee interest in the general common elements of said Condominium appurtenant to said unit, which Unit and appurtenant general common elements have been more specifically defined in the Master Deed and depicted on certain exhibits thereto.

BEING Tax Block 1002, Lot 6CD3.

Title to TRACT NOS. 1, 2 and 3 became vested in PROCATH CORPORATION by Deed from S & E Enterprises Inc. dated 2/26/99 and recorded 3/23/99 in Deed Book 5007, Page 30.

TRACT NO. 4

ALL THAT CERTAIN land and premises situate in the Township of BERLIN, County of CAMDEN and State of New Jersey, bounded and described as follows:

BEING Unit Number D-4 as shown in the Master Deed creating and establishing the Cooper Run Executive Park Condominiums, a condominium, given by A&D Development Company, dated 2/1/89 and recorded 2/28/89 in Deed Book 4355, Page 183 together with an undivided 4.166% interest in the common elements as would more fully appear in the above aforementioned Master Deed.

BEING Tax Block 1002, Lot 6CD4.

Title to TRACT NO. 4 became vested in PROCATH CORPORATION by Deed from A&D DEVELOPMENT COMPANY, a New Jersey General Partnership, dated 1/31/97 and recorded 2/10/97 in Deed Book 4868 Page 601.

TRACT NO. 5

BEING Unit Number D-6 as shown in the Master Deed creating and establishing the Cooper Run Executive Park Condominiums, a condominium, given by A&D Development Company, dated 2/1/89 and recorded 2/28/89 in Deed Book 4355, Page 183 together with an undivided 4.166% interest in the common elements as would more fully appear in the above aforementioned Master Deed.

BEING Tax Block 1002, Lot 6CD6.

Title to TRACT NO. 5 became vested in PROCATH CORPORATION by Deed from A&D DEVELOPMENT COMPANY, a New Jersey General Partnership, dated 1/31/97 and recorded 2/10/97 in Deed Book 4868 Page 604.

TRACT NO. 6

Tax Map Reference. The property being transferred hereby is situated in the Township of Berlin, and is designated on the Tax Map as Block No. 1002, Lot No. 6CD5, hereinafter referred to as the “Property”.

Property. The Property consists of a condominium unit located in the Township of Berlin, County of Camden and State of New Jersey, commonly known as Cooper Run Executive Park, 334 Cooper Road, Suite D-5, Berlin, NJ 08009. The legal description of the Property is:

Unit D-5 in Building D, together with an undivided 4.166% interest in the Common Elements of said condominium, all as more particularly described and designated in the Master Deed for Cooper Run Executive Park Condominium, dated February 1, 1989, and recorded in the Office of the Register of Camden County in Deed Book 4355 Page 0183 et seq., as it may have been, or may hereafter be, amended (the “Master Deed”).

BEING Tax Block 1002 Lot 6CD5.

Title to TRACT NO. 6 became vested in PROCATH CORPORATION by deed from JAMES A. STEEL, TRUSTEE dated 4/30/97 and recorded 5/14/97 in Deed Book 4884, Page 551.

CORPORATE ACKNOWLEDGMENT OF PROCATH CORPORATION

STATE OF NEW JERSEY, COUNTY OF CAMDEN, SS.:

BE IT REMEMBERED, that on February 28, 2008, before me, the subscriber, personally appeared James Caruso who acknowledged under oath, to my satisfaction, that this person: (a) is the President of PROCATH CORPORATION, the corporation named as “Mortgagor” in the within instrument; and (b) as such James Caruso, signed and delivered this instrument as the voluntary act and deed of PROCATH CORPORATION, made by virtue of authority from the board of directors of said corporation.

/s/ James T. Griffin
James T. Griffin

CORPORATE ACKNOWLEDGMENT OF EP MEDSYSTEMS, INC.

STATE OF NEW JERSEY, COUNTY OF CAMDEN, SS.:

BE IT REMEMBERED, that on February 28, 2008, before me, the subscriber, personally appeared James Caruso who acknowledged under oath, to my satisfaction, that this person: (a) is the Vice President of EP MEDSYSTEMS, INC., the corporation named in the potion of the foregoing instrument entitled “Consent to All Terms and Conditions of Mortgage and Subordination of Lease”; and (b) as such James Caruso, signed and delivered this instrument as the voluntary act and deed of EP MEDSYSTEMS, INC., made by virtue of authority from the board of directors of said corporation.

/s/ James T. Griffin
James T. Griffin

MORTGAGE AND SECURITY AGREEMENT

ON PROPERTY IN BERLIN, CAMDEN COUNTY, NEW JERSEY

GIVEN BY

PROCATH CORPORATION

CONSENT TO ALL TERMS AND CONDITIONS OF MORTGAGE

AND

SUBORDINATION OF LEASE

GIVEN BY

EP MEDSYSTEMS, INC.

-to-

KELTIC FINANCIAL PARTNERS, LP

Dated: as of February 28, 2008

RECORD AND RETURN TO:

MEYNER AND LANDIS LLP

One Gateway Center, Suite 2500

Newark, New Jersey 07102

Attn: John N. Malyska, Esq.